Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6500
+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FIRST QUARTER 2008 RESULTS

Company reports FFO per diluted share and unit of $0.58, up 9.4% from previous quarter, and raises guidance

Highlights:

•	Reported FFO of $0.58 per diluted share for the first quarter, up 9.4% from the fourth quarter 2007 and up 16.0% from the first quarter of 2007.

•

Reported net income for the first quarter of $11.1 million and net income available to common stockholders of $2.9 million, or $0.04 per diluted share, compared to net income in the fourth quarter of 2007 of $5.6 million and net income available to common stockholders of $0.3 million, or $0.00 per diluted share, and net income in the first quarter of 2007 of $22.1 million and net income available to common stockholders of $18.6 million, or $0.32 per diluted share.

•	Raised FFO guidance by $0.05 per share and unit for 2008 to $2.35—$2.45 per diluted share and unit.

•	Commenced leases on approximately 334,800 square feet during the first quarter at an average annualized GAAP rent of $100.00 per square foot.

•	Signed leases on approximately 260,200 square feet in the first quarter at an average annualized GAAP rent of over $75.00 per square foot.

•	Completed a public offering of 13.8 million shares of Series D Cumulative Convertible Preferred Stock, generating approximately $333.6 million in net proceeds.

San Francisco, Calif. (May 8, 2008) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for its first quarter ended March 31, 2008. The Company reported operating revenue of $114.5 million in the first quarter

5/7/2008 6:39:16 PM

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

of 2008. For the first quarter of 2008, net income was $11.1 million and net income available to common stockholders was $2.9 million, or $0.04 per diluted share. This compares to net income in the fourth quarter of 2007 of $5.6 million and net income available to common stockholders of $0.3 million, or $0.00 per diluted share, and net income in the first quarter of 2007 of $22.1 million and net income available to common stockholders of $18.6 million, or $0.32 per diluted share. Excluding the gain on sale of $18.0 million and related minority interests, net income available to common stockholders in the first quarter of 2007 would have been approximately $3.6 million or $0.06 per diluted share.

Funds from operations (“FFO”) was $43.0 million in the first quarter in 2008, or $0.58 on a diluted per share and unit basis, up 9.4% from $0.53 per diluted share and unit in the previous quarter; and up 16.0% from $0.50 per diluted share and unit in the first quarter of 2007. FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

“Our exceptional performance in the first quarter of 2008 reflects our ability to meet the strong demand for datacenter space even under challenging economic conditions. We are continuing to experience demand from customers across a variety of industry sectors, including financial services, Internet enterprise, system integrators and Fortune 1000 companies, for both our Turn-Key Datacenter™ and Powered Base Building™ solutions,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “In addition, we recently completed a new research study which indicates a significant increase in the number of datacenter projects planned by U.S. corporations during the coming 12 months. The detailed results of this study will be made available in a separate press release to be issued later today.”

“The $0.58 of FFO per diluted share and unit includes approximately $0.02 of additional FFO from non-recurring items,” added A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “We continue to maintain a strong balance sheet and currently have $474.8 million of immediate liquidity under our revolving credit facility and the ability to borrow an additional $250.0 million as secured debt to fund our planned expenditures to grow the Company. Because of the results of our leasing activities and a reduction in expected G&A expenses, we are increasing our FFO guidance for 2008 by $0.05 per share.”

Acquisition and Leasing Activity

On February 14, 2008, the Company acquired 365 South Randolphville Road, a 265,000 square foot redevelopment project located in Piscataway, New Jersey, adjacent to the Company’s 3 Corporate Place facility. The newly acquired property is capable of supporting up to 150,000 square feet of technical datacenter space. The Company intends to make base building improvements and upgrade power to the building with initial plans to build-out two Turn-Key Datacenters™, totaling approximately 20,000 square feet of raised floor.

The Company is expecting to complete during the next week the acquisition of 650 Randolph Road in Franklin Township, New Jersey. The recently completed purpose-built datacenter shell totals 127,800 square feet, which is capable of supporting approximately 70,000 square feet of raised floor. The Company plans to contribute the property to its redevelopment inventory and make additional improvements to the building to meet its Powered Base Building™ specifications. Upon completion of the base building improvements, the Company plans to market the facility to financial service companies, system integrators and other Fortune 1000 companies looking for large blocks of high quality datacenter space in the Metro New York market.

As of May 8, 2008, the Company’s portfolio comprises 71 properties, excluding one property held in a consolidated joint venture, consisting of 93 buildings totaling approximately 12.7 million rentable square feet, including 1.9 million square feet of space held for redevelopment. The portfolio is strategically located in 26 key technology markets throughout North America and Europe.

The Company commenced leases during the quarter totaling approximately 334,800 square feet of space. This includes 256,200 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of $119.25 per square foot, 46,300 square feet of Powered Base Building™ space leased at an average annual GAAP rental rate of $52.42 per square foot, and 32,300 square feet of non-technical space leased at an average annual GAAP rental rate of $19.31 per square foot.

In addition, the Company signed leases during the quarter totaling 260,200 square feet of space. This includes 106,400 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of $100.05 per square foot, nearly 120,000 square feet of Powered Base Building™ space leased at an average annual GAAP rental rate of $67.60 per square foot, and 33,800 square feet of non-technical space leased at an average annual GAAP rental rate of $25.93 per square foot.

Balance Sheet Update

Total assets grew to approximately $2.9 billion at March 31, 2008, from $2.8 billion at December 31, 2007. Total debt at March 31, 2008 was approximately $1.2 billion compared to $1.4 billion at December 31, 2007.

Stockholders’ equity was approximately $1.4 billion, up from $1.0 billion at December 31, 2007, primarily due to the public offering of Series D Cumulative Convertible Preferred Stock.

On February 6, 2008 the Company completed a public offering of 13,800,000 shares of Series D Cumulative Convertible Preferred Stock, including the over-allotment option that was exercised, which generated approximately $333.6 million in net proceeds. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to fund acquisitions, development and redevelopment activities, and for general corporate purposes. The Series D Cumulative Convertible Preferred Stock pays dividends quarterly at a rate of 5.500% per year on its $25.00 liquidation preference. The Series D Cumulative Convertible Preferred Stock is convertible, at the holder’s option, at an initial conversion rate of 0.5955 common shares per $25.00 liquidation preference (or an initial conversion price of $41.98 per common share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a 17.5% conversion premium over the closing sale price of the Company’s common shares on the New York Stock Exchange on January 31, 2008, the day the offering was priced, which was $35.73 per share.

2008 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2008 is projected to be between $2.35 and $2.45, increasing from the previous 2008 FFO guidance of between $2.30 and $2.40 per diluted share and unit. This revised guidance represents projected FFO growth of 14.6% to 19.5% over FFO per diluted share and unit of $2.05 for the year ended December 31, 2007. A reconciliation of the range of 2008 projected net income to projected FFO follows:

(Low – High)
Net income available to common stockholders per diluted share	$0.40 – 0.50
Add:
Minority interest	$0.02
Real estate depreciation and amortization	$1.93

Projected FFO per diluted share	$2.35 – 2.45

The revised 2008 guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of May 8, 2008:

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Total acquisitions for the full year in the range of $125 million to $185 million, consisting of $65 million to $75 million of vacant properties for its redevelopment program and $60 million to $110 million of income producing properties at average cash cap rate of 8.00%;

•

The commencement of leases for approximately 890,000 square feet to 990,000 square feet of Turn-Key Datacenter™ and Powered Base Building™ space at an average annualized gross rent of $90 per square foot;

•	The commencement of leases for 100,000 square feet to 125,000 square feet of basic commercial space at an average annualized gross rent of $19 per square foot;

•	Total capital expenditures for its redevelopment program of $550 million; and

•	Total G&A of $41 million.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2008 first quarter results today, Thursday, May 8, 2008 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-240-7305 (for domestic callers) or 303-262-2140 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Thursday, May 8, 2008 until 11:59 pm PT on Thursday, May 15, 2008. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11111705#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter™ and Powered Base Building™ datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 71 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 12.7 million rentable square feet as of May 8, 2008, including 1.9 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 26 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the expected acquisition of the 650 Randolph Road property, the development plans for the 650 Randolph Road property and the 365 South Randolphville Road property, the demand for datacenter space and the Company’s expected future financial and other results, and the assumptions underlying those expected results, for the year ending December 31, 2008, including projected FFO per diluted share and unit, projected net income, projected acquisitions, the mix of vacant and income producing properties to be acquired, the average cash cap rate of the income producing properties to be acquired, the commencement of leases for Turn-Key Datacenter™, Powered Base Building™ and basic commercial space, the projected rents associated with those leases, total capital expenditures for the Company’s redevelopment program and total G&A expenses. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions and the risk of recession; failure to obtain necessary outside debt, equity or other financing; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to lease redeveloped or other vacant space; inability to manage domestic and international growth effectively; decreased rental rates or increased vacancy rates; impairments of or decreased property values for properties in the Company’s portfolio, difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; increased construction costs or construction delays; changes in foreign currency exchange rates; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Operating Revenues:
Rental	$92,746	$73,288
Tenant reimbursements	21,787	15,679
Other	14	—

Total operating revenues	114,547	88,967

Operating Expenses:
Rental property operating and maintenance	31,564	21,239
Property taxes	8,124	7,540
Insurance	1,205	1,426
Depreciation and amortization	39,137	29,399
General and administrative	8,845	7,210
Other	451	188

Total operating expenses	89,326	67,002

Operating income	25,221	21,965
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	158	545
Interest and other income	655	513
Interest expense	(14,632)	(16,594)

Income from continuing operations before minority interests	11,402	6,429
Minority interests in continuing operations of operating partnership	(294)	(501)

Income from continuing operations	11,108	5,928
Income from discontinued operations before gain on sale of assets and minority interests	—	1,370
Gain on sale of assets	—	18,049
Minority interests attributable to discontinued operations	—	(3,261)

Income from discontinued operations (1)	—	16,158
Net income	11,108	22,086
Preferred stock dividends	(8,258)	(3,445)

Net income available to common stockholders	$2,850	$18,641

Net income per share available to common stockholders:
Basic	$0.04	$0.33
Diluted	$0.04	$0.32
Weighted average shares outstanding:
Basic	65,431,586	56,511,200
Diluted	67,142,783	58,424,427

(1)	During 2007, we sold 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$321,071	$316,196
Acquired ground leases	2,898	2,790
Buildings and improvements	2,075,030	1,968,850
Tenant improvements	194,797	193,436

Investments in properties	2,593,796	2,481,272
Accumulated depreciation and amortization	(214,720)	(188,099)

Net investments in properties	2,379,076	2,293,173
Investment in unconsolidated joint venture	8,370	8,521

Net investments in real estate	2,387,446	2,301,694
Cash and cash equivalents	34,367	31,352
Accounts and other receivables, net	46,419	43,440
Deferred rent	72,664	64,639
Acquired above market leases, net	37,603	38,762
Acquired in place lease value and deferred leasing costs, net	245,609	253,642
Deferred financing costs, net	16,524	17,610
Restricted cash	37,448	41,302
Other assets	16,956	17,023

Total Assets	$2,895,036	$2,809,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving credit facility	$114,759	$299,731
Mortgage loans	903,432	895,507
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	136,416	176,143
Accrued dividends and distributions	—	22,345
Acquired below market leases, net	90,197	93,572
Security deposits and prepaid rents	26,990	27,839

Total Liabilities	1,444,294	1,687,637

Minority interests in consolidated joint venture	10,035	4,928
Minority interests in operating partnership	73,681	72,983

Stockholders’ Equity	1,367,026	1,043,916

Total Liabilities and Stockholders’ Equity	$2,895,036	$2,809,464

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended			Year Ended December 31, 2007
	March 31, 2008	December 31, 2007	March 31, 2007
Net income available to common stockholders	$2,850	$254	$18,641	$21,262
Adjustments:
Minority interests in operating partnership including discontinued operations	294	28	3,762	4,073
Real estate related depreciation and amortization (1)	38,978	37,673	29,643	134,240
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	894	919	1,036	3,934
Gain on sale of assets	—	—	(18,049)	(18,049)

FFO available to common stockholders and unitholders	$43,016	$38,874	$35,033	$145,460

Basic FFO per share and unit	$0.60	$0.55	$0.52	$2.12
Diluted FFO per share and unit (2)	$0.58	$0.53	$0.50	$2.05

Weighted average common stock and units outstanding
Basic	72,175,492	71,120,114	67,917,387	68,754,024
Diluted (2)	82,523,539	73,303,696	69,830,614	70,805,807
(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	39,137	37,818	29,399	134,394
Depreciation and amortization of discontinued operations	—	—	379	379
Non real estate depreciation	(159)	(145)	(135)	(533)

	$38,978	$37,673	$29,643	$134,240

(2)	At 3/31/08, we had 7,000,000 series C convertible preferred shares and 13,800,000 series D convertible preferred shares outstanding that were convertible into 3,614,800 common shares and 8,217,900 common shares, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Year Ended December 31, 2007
	March 31, 2008	December 31, 2007	March 31, 2007
FFO available to common stockholders and unitholders	$43,016	$38,874	$35,033	$145,460

Add: Series C convertible preferred dividends	1,914	—	—	—
Add: Series D convertible preferred dividends	2,899	—	—	—

FFO available to common stockholders and unitholders — diluted	$47,829	$38,874	$35,033	$145,460

Weighted average common stock and units outstanding	72,175,492	71,120,114	67,917,387	68,754,024
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	1,711,197	2,183,582	1,913,227	2,051,783
Add: Effect of dilutive series C convertible preferred stock	3,614,800	—	—	—
Add: Effect of dilutive series D convertible preferred stock	5,022,050	—	—	—

Weighted average common stock and units outstanding — diluted	82,523,539	73,303,696	69,830,614	70,805,807

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500